Exhibit 10(s)(3)
SECOND AMENDMENT
TO THE BANKNORTH GROUP, INC. 401(k) PLAN
     The Banknorth Group, Inc. 401(k) Plan (the “Plan”) was last amended and restated effective generally January 1, 2004, and subsequently amended by a First Amendment effective as of the dates stated therein. The Plan shall be further amended as set forth below.
     1. The terms used in this Second Amendment shall have the meanings set forth in the Plan unless the context indicates otherwise.
     2. Section 10.05(b) shall be amended to reading its entirety as follows:
     (b) Notwithstanding Paragraph (a) to the contrary, effective March 1, 2005, if a Participant’s Vested Interest does not exceed one thousand dollars ($1,000) as of the date distribution is to commence, his or her Vested Interest shall be distributed in a single lump sum as soon as administratively feasible after his or her termination of employment for any reason. If the value of the Participant’s vested interest in his or her Company Contribution accounts upon terminating employment is zero dollars ($0), such Participant shall be deemed to have received an immediate distribution of such interest.
     3. Section 10.06(b) shall be amended to read in its entirety as follows:
     (b) Notwithstanding paragraph (a) to the contrary, effective March 1, 2005, if a Participant’s Vested Interest does not exceed one thousand dollars ($1,000) as of the date distribution is to commence, his or her Vested Interest shall be distributed to the Beneficiary in a single lump sum as soon as administrative feasible after the Participant’s death.
     4. This Second Amendment shall be effective March 1, 2005.
     IN WITNESS WHEREOF, to record the adoption of this Second Amendment, Banknorth Group, Inc. has caused this instrument to be executed by its duly authorized officer this            day of                          , 2005.

BANKNORTH GROUP, INC.

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